Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports $237 million net loss available to common shareholders for the second quarter of 2020
Despite significant increase to allowance for credit losses, delivers solid revenue and pre-tax pre-provision income(1) growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 17, 2020 - Regions Financial Corporation (NYSE:RF) today announced results for the second quarter ended June 30, 2020. The company reported a net loss available to common shareholders of $237 million, or $0.25 loss per share. Results include a credit loss provision in excess of net charge-offs of $700 million. The resulting increase to the company's allowance for credit losses reflects adverse conditions and significant uncertainty around the economic outlook combined with downgrades in certain loan portfolios significantly impacted by the COVID-19 pandemic. Total revenue and pre-tax pre-provision income(1) each increased 8 percent over the prior year. Adjusted revenue(1) grew 6 percent while adjusted pre-tax pre-provision income(1) increased 8 percent, representing its highest level in over a decade. Pre-tax pre-provision income reflected strong loan and deposit growth and the benefits of a proactive interest rate hedging strategy despite a challenging operating environment.

"While our company and industry continue to navigate the unprecedented economic conditions created by the global coronavirus pandemic, this quarter's results demonstrate that our core business is solid and resilient," said John Turner, President and CEO. "Our reported net loss reflects a significant credit loss provision that provides for potential future losses in the severely adverse economy in which we are operating. The actions we have taken over time to strengthen and diversify our business, de-risk our loan book, deploy an effective interest rate hedging program and streamline our operating model have positioned us to support our customers and communities through these challenges."

"We continue to prioritize proactive risk management and strategic investments to improve service, efficiency and effectiveness while carefully managing expenses," continued Turner. "By focusing on our customers and the things we can control, we will deliver sustainable, long-term performance for our shareholders."

Regions is continuing to offer financial assistance to support customers experiencing financial hardships related to the COVID-19 pandemic. As of June 30, 2020, the company has processed approximately 27,000 consumer payment deferral requests totaling $1.9 billion, including approximately 5,500 totaling $1.4 billion related to residential mortgages. In addition, the company has processed requests for approximately 18,000 mortgage loans serviced for others totaling $3.0 billion. From a business customer perspective, the company has processed approximately 14,000 payment deferral requests totaling $3.8 billion. In addition, Regions has facilitated assistance to its business customers through the Small Business Administration's (SBA) Paycheck Protection Program (PPP) totaling approximately $5 billion as of June 30, 2020.

Importantly, Regions continues to support customers outside of the stimulus programs. During the quarter, new and renewed originations to business customers, excluding PPP loans, totaled just under $13 billion. Of that total, approximately half represented new production and half represented renewals.

SUMMARY OF SECOND QUARTER 2020 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	6/30/2020	3/31/2020	6/30/2019
Net income (loss)	$(214)	$162	$390
Preferred dividends	23	23	16
Net income (loss) available to common shareholders	$(237)	$139	$374

Weighted-average diluted shares outstanding	960	961	1,012
Actual shares outstanding—end of period	960	957	1,004

Diluted earnings (loss) per common share	$(0.25)	$0.14	$0.37

Selected items impacting earnings:
Pre-tax adjusted items(1):
Branch consolidation, property and equipment charges	$(10)	$(11)	$(2)
Loss on early extinguishment of debt	(6)	—	—
Salaries and benefits related to severance charges	(2)	(1)	(2)
Professional and related fees associated with the purchase of Ascentium Capital	(8)	—	—
Securities gains (losses), net	1	—	(19)
Leveraged lease termination gains	—	2	—
Total pre-tax adjusted items(1)	$(25)	$(10)	$(23)

Diluted EPS impact*	$(0.02)	$(0.01)	$(0.02)

Pre-tax additional selected items**:
CECL provision in excess of net charge-offs***	$(700)	$(250)	$—
Capital markets income - CVA/DVA	34	(34)	(7)
MSR net hedge performance	2	14	(7)
PPP loans net interest income	16	—	—
COVID-19 related expenses	(19)	(4)	—
Total pre-tax additional selected items**	$(667)	$(274)	$(14)

*	Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

**	Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

***	CECL was adopted January 1, 2020. Periods prior to January 1, 2020 reflect results under the incurred loss model.

During the second quarter of 2020, total revenue increased approximately 9 percent on a reported and adjusted basis(1) compared to the first quarter of 2020, reflecting growth in both net interest income and non-interest income. Despite lower market interest rates, net interest income benefited from the company's significant hedging program as well as elevated loan balances, including the impact of the company's second quarter purchase of equipment finance business Ascentium Capital and loans originated through the SBA's PPP. Non-interest income benefited from strong mortgage production and capital markets activity, as well as market value recoveries in customer derivative credit valuation adjustments and assets held for employee benefits which are offset within salaries and benefits. Non-interest expense increased 11 percent during the quarter on a reported basis and 9 percent on an adjusted basis(1), driven by increases in salaries and benefits, including expenses related to the company's recent equipment finance acquisition, professional fees and expenses related to the COVID-19 pandemic. Despite a challenging economic backdrop, pre-tax pre-provision income(1) increased 8 percent, and adjusted pre-tax pre-provision income(1) increased 10 percent, in each case, versus the prior quarter.

During the second quarter, credit loss provision totaled $882 million. The provision reflects adverse conditions and significant uncertainty within the economic outlook combined with downgrades in certain portfolios, as well as the impact of $182 million in net charge-offs. This quarter's provision also includes $64 million related to the initial allowance for non-credit deteriorated loans acquired with the company's equipment finance purchase, which closed on April 1, 2020. Compared to the first quarter of 2020, annualized net charge-offs increased to 0.80 percent of average loans, while total non-performing loans decreased 4 basis points to 0.68 percent of total loans outstanding. Business services criticized loans increased 263 basis points to 7.0 percent of total business services loans outstanding. The allowance for credit losses increased to 2.68 percent of total loans and 395 percent of non-performing loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses increases to 2.82 percent(1).

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other things, the company's continued focus on increasing organizational efficiency and effectiveness. This included $10 million of net expenses associated with branch consolidations and property and equipment charges. Additional items this quarter include $6 million in early debt extinguishment charges and approximately $8 million in professional fees and related costs associated with the company's equipment finance business purchase Ascentium Capital.

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2020	3/31/2020	6/30/2019	2Q20 vs. 1Q20		2Q20 vs. 2Q19
Net interest income	$972	$928	$942	$44	4.7%	$30	3.2%
Taxable equivalent adjustment	13	12	14	1	8.3%	(1)	(7.1)%
Net interest income, taxable equivalent basis	$985	$940	$956	$45	4.8%	$29	3.0%
Net interest margin (FTE)	3.19%	3.44%	3.45%

Non-interest income:
Service charges on deposit accounts	$131	$178	$181	$(47)	(26.4)%	$(50)	(27.6)%
Card and ATM fees	101	105	120	(4)	(3.8)%	(19)	(15.8)%
Wealth management income	79	84	79	(5)	(6.0)%	—	—%
Capital markets income	95	9	39	86	NM	56	143.6%
Mortgage income	82	68	31	14	20.6%	51	164.5%
Commercial credit fee income	17	18	18	(1)	(5.6)%	(1)	(5.6)%
Bank-owned life insurance	18	17	19	1	5.9%	(1)	(5.3)%
Securities gains (losses), net	1	—	(19)	1	NM	20	105.3%
Market value adjustments on employee benefit assets*	16	(25)	(2)	41	164.0%	18	NM
Other	33	31	28	2	6.5%	5	17.9%
Non-interest income	$573	$485	$494	$88	18.1%	$79	16.0%
Total revenue	$1,545	$1,413	$1,436	$132	9.3%	$109	7.6%

Adjusted total revenue (non-GAAP)(1)	$1,544	$1,411	$1,455	$133	9.4%	$89	6.1%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of second quarter 2020 to first quarter 2020
Total revenue of approximately $1.5 billion increased 9 percent on a reported and adjusted basis(1) compared to the prior quarter. Net interest income increased 5 percent, while net interest margin decreased 25 basis points to 3.19 percent. Net interest income was supported by loan growth attributable to the company's equipment finance acquisition, PPP loans, and higher average commercial line draws, as well as the company's significant hedging program. Net interest income also benefited from strong deposit growth, attributable to stimulus programs and customer focus on liquidity management. However, this elevated liquidity negatively impacted net interest margin. Additionally, while net interest income and net interest margin are well-protected from declines in short-term interest rates through hedging and deposit cost management, declines in long-term interest rates introduce pressure through higher mortgage-backed securities' (MBS) premium amortization and the repricing of fixed-rate loans and securities at lower market interest rate levels.

Non-interest income increased approximately 18 percent on a reported and an adjusted basis(1) as increases in mortgage and capital markets income more than offset declines in service charges, card & ATM fees, and wealth management income. Mortgage income increased 21 percent driven primarily by record production volumes associated with the low interest rate environment. Capital markets also experienced a record quarter with income higher by $86 million, reflecting increases across most categories. Within capital markets, debt and equity underwriting as well as permanent financing placements for real estate clients each experienced a record quarter. Capital markets income was also favorably impacted by $34 million of positive market-related credit valuation adjustments resulting primarily from normalizing credit spreads during the second quarter, compared to $34 million of negative valuation adjustments during the prior quarter. Service charges and card & ATM fees decreased 26 percent and 4 percent, respectively driven by elevated customer deposits and a general decline in consumer spending activity associated with the COVID-19 pandemic. Similarly, wealth management income decreased 6 percent driven primarily by a decline in customer activity. Market value adjustments on employee benefit assets improved during the quarter, however, this improvement was offset through a corresponding increase in salaries and benefits.

Comparison of second quarter 2020 to second quarter 2019
Total revenue increased 8 percent on a reported basis and 6 percent on an adjusted basis(1) compared to the second quarter of 2019. Net interest income increased 3 percent, while net interest margin decreased 26 basis points. Net interest income was supported by loan growth attributable to the company's equipment finance acquisition, PPP loans, and higher average commercial line draws. While these items support net interest income, elevated liquidity in the form of lower returning assets such as excess cash held at the Federal Reserve, PPP loans, and average commercial line draws reduced net interest margin. Additionally, while net interest income and net interest margin are well-protected from declines in short-term interest rates through hedging and deposit cost management, long-term interest rate reductions did introduce pressure when compared to the second quarter of 2019, through higher MBS premium amortization and repricing of fixed-rate loans and securities at lower market interest rate levels.

Non-interest income increased 16 percent on a reported basis and 12 percent on an adjusted basis(1). Mortgage income increased significantly to $82 million, driven by increased production and sales income reflecting a 171 percent increase in total mortgage production as lower market interest rates drove increased activity. Capital markets income also increased significantly reflecting growth across most categories. The increase was also impacted by significant improvement in market-related credit valuation adjustments tied to customer derivatives. Service charges and card & ATM fees declined 28 percent and 16 percent, respectively as consumer activity was negatively impacted by the COVID-19 pandemic.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2020	3/31/2020	6/30/2019	2Q20 vs. 1Q20		2Q20 vs. 2Q19
Salaries and employee benefits	$527	$467	$469	$60	12.8%	$58	12.4%
Net occupancy expense	76	79	80	(3)	(3.8)%	(4)	(5.0)%
Furniture and equipment expense	86	83	84	3	3.6%	2	2.4%
Outside services	44	45	52	(1)	(2.2)%	(8)	(15.4)%
Professional, legal and regulatory expenses	28	18	26	10	55.6%	2	7.7%
Marketing	22	24	23	(2)	(8.3)%	(1)	(4.3)%
FDIC insurance assessments	15	11	12	4	36.4%	3	25.0%
Credit/checkcard expenses	12	13	18	(1)	(7.7)%	(6)	(33.3)%
Branch consolidation, property and equipment charges	10	11	2	(1)	(9.1)%	8	400.0%
Visa class B shares expense	9	4	3	5	125.0%	6	200.0%
Loss on early extinguishment of debt	6	—	—	6	NM	6	NM
Other	89	81	92	8	9.9%	(3)	(3.3)%
Total non-interest expense	$924	$836	$861	$88	10.5%	$63	7.3%
Total adjusted non-interest expense(1)	$898	$824	$857	$74	9.0%	$41	4.8%

NM - Not Meaningful

Comparison of second quarter 2020 to first quarter 2020
Non-interest expense increased 11 percent on a reported basis and 9 percent on an adjusted basis(1) compared to the first quarter. Salaries and benefits increased 13 percent driven primarily by positive market value adjustments on certain employee benefit assets, the addition of approximately 460 associates through the company's equipment finance acquisition, increased production-based incentives tied primarily to elevated mortgage and capital markets income, COVID-19 related bonuses, and the company's annual merit increase. Professional fees increased 56 percent driven primarily by costs associated with the company's equipment finance acquisition. FDIC insurance assessments increased 36 percent attributable primarily to the effects of unfavorable economic conditions, a higher assessment base and changes in unsecured bank debt. In addition, expenses associated with Visa class B shares sold in a prior year increased to $9 million. The company also incurred a $6 million loss associated with $7.4 billion of early extinguishment of FHLB advances and a $650 million bank debt tender. These liability management actions were executed in response to excess liquidity levels resulting from this quarter's significant deposit growth.

The company's second quarter efficiency ratio was 59.4 percent on a reported basis and 57.7 percent on an adjusted basis(1). The effective tax rate was approximately 18.3 percent.

Comparison of second quarter 2020 to second quarter 2019
Non-interest expense increased 7 percent on a reported basis and 5 percent on an adjusted basis(1) compared to the second quarter of 2019. Salaries and benefits increased 12 percent driven primarily by higher production-based incentives and the addition of associates through the company's equipment finance acquisition. Occupancy expense decreased 5 percent driven primarily by lower utilities and maintenance expenses resulting from the reduced use of corporate space during the pandemic. In addition, other non-interest expense decreased driven primarily by a reduction in operational losses.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q20	1Q20	2Q19	2Q20 vs. 1Q20		2Q20 vs. 2Q19
Commercial and industrial	$49,296	$40,519	$40,707	$8,777	21.7%	$8,589	21.1%
Commercial real estate—owner-occupied	5,804	5,832	5,895	(28)	(0.5)%	(91)	(1.5)%
Investor real estate	7,019	6,648	6,496	371	5.6%	523	8.1%
Business Lending	62,119	52,999	53,098	9,120	17.2%	9,021	17.0%
Residential first mortgage	14,884	14,469	14,150	415	2.9%	734	5.2%
Home equity	8,042	8,275	8,910	(233)	(2.8)%	(868)	(9.7)%
Indirect—vehicles*	1,441	1,679	2,578	(238)	(14.2)%	(1,137)	(44.1)%
Indirect—other consumer	3,111	3,263	2,662	(152)	(4.7)%	449	16.9%
Consumer credit card	1,230	1,348	1,286	(118)	(8.8)%	(56)	(4.4)%
Other consumer	1,137	1,216	1,221	(79)	(6.5)%	(84)	(6.9)%
Consumer Lending	29,845	30,250	30,807	(405)	(1.3)%	(962)	(3.1)%
Total Loans	$91,964	$83,249	$83,905	$8,715	10.5%	$8,059	9.6%

Adjusted Consumer Lending (non-GAAP)(1)	28,404	28,571	28,229	(167)	(0.6)%	175	0.6%
Adjusted Total Loans (non-GAAP)(1)	$90,523	$81,570	$81,327	$8,953	11.0%	$9,196	11.3%

NM - Not meaningful.
* Indirect vehicles is an exit portfolio.

Comparison of second quarter 2020 to first quarter 2020
Average loans and leases increased approximately 10 percent on a reported basis and 11 percent on an adjusted basis(1) compared to the prior quarter. Business lending loan growth was driven by the company's equipment finance acquisition and loans originated through the SBA's PPP, which together added approximately $5 billion to average loans during the quarter. Average business lending loan growth was also impacted by elevated commercial line draws experienced late in the first quarter. Commercial loan utilization levels normalized during the quarter ending at approximately 45 percent, in-line with pre-pandemic trends. Adjusted(1) average balances in the consumer lending portfolio declined 1 percent as growth in residential first mortgage was more than offset by declines in other categories.

Comparison of second quarter 2020 to second quarter 2019
Average loans and leases increased 10 percent on a reported basis, and 11 percent on an adjusted basis(1) compared to the second quarter of 2019. Average balances in the business lending portfolio increased 17 percent led by growth in commercial and industrial loans resulting primarily from the company's equipment finance acquisition, PPP loans, and elevated commercial line draws experienced late in the first quarter of 2020. Owner-occupied commercial real estate loans declined 2 percent, while investor real estate loans increased 8 percent. Adjusted(1) average balances in the consumer lending portfolio increased 1 percent as growth in residential first mortgage and indirect-other consumer was partially offset by declines in consumer credit card, home equity lending and other consumer loans.

Deposits

	Average Balances

($ amounts in millions)	2Q20	1Q20	2Q19	2Q20 vs. 1Q20		2Q20 vs. 2Q19
Customer low-cost deposits	$104,159	$87,451	$85,908	$16,708	19.1%	$18,251	21.2%
Customer time deposits	6,690	7,302	7,800	(612)	(8.4)%	(1,110)	(14.2)%
Corporate treasury time deposits	72	280	657	(208)	(74.3)%	(585)	(89.0)%
Corporate treasury other deposits	—	639	553	(639)	(100.0)%	(553)	(100.0)%
Total Deposits	$110,921	$95,672	$94,918	$15,249	15.9%	$16,003	16.9%

($ amounts in millions)	2Q20	1Q20	2Q19	2Q20 vs. 1Q20		2Q20 vs. 2Q19
Consumer Bank Segment	$65,722	$59,711	$59,277	$6,011	10.1%	$6,445	10.9%
Corporate Bank Segment	36,409	26,618	26,154	9,791	36.8%	10,255	39.2%
Wealth Management Segment	8,382	8,073	7,924	309	3.8%	458	5.8%
Other	408	1,270	1,563	(862)	(67.9)%	(1,155)	(73.9)%
Total Deposits	$110,921	$95,672	$94,918	$15,249	15.9%	$16,003	16.9%

Comparison of second quarter 2020 to first quarter 2020
Total average deposit balances increased 16 percent to $111 billion in the second quarter. Average Consumer segment deposit growth was driven by government stimulus payments as well as reduced spending related to the COVID-19 pandemic. Corporate segment deposit growth reflects customers bringing excess deposits back to Regions. In addition, many corporate customers have used other sources of liquidity to paydown line draws maintaining current balances within their deposit accounts. Wealth segment deposit growth was driven by delayed tax filing deadline as well as elevated client liquidity needs.

Comparison of second quarter 2020 to second quarter 2019
Total average deposit balances increased 17 percent compared to the second quarter of 2019 as growth in low-cost deposits was partially offset a decrease in average time deposits. Growth in average Consumer, Wealth and Corporate segment deposits was partially offset by declines in average Other segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2020	3/31/2020	6/30/2019
ACL/Loans, net	2.68%	1.89%	1.08%
ALL/Loans, net	2.51%	1.77%	1.02%
Allowance for credit losses to non-performing loans, excluding loans held for sale	395%	261%	169%
Allowance for loan losses to non-performing loans, excluding loans held for sale	370%	244%	160%
Provision for credit losses*	$882	$373	$92
Net loans charged-off	$182	$123	$92
Net loan charge-offs as a % of average loans, annualized	0.80%	0.59%	0.44%
Non-accrual loans, excluding loans held for sale/Loans, net	0.68%	0.72%	0.64%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.74%	0.79%	0.72%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale**	0.93%	0.96%	0.89%
Total TDRs, excluding loans held for sale	$626	$599	$703
Total Criticized Loans—Business Services***	$4,225	$2,524	$2,124
* CECL was adopted January 1, 2020. Periods prior to January 1, 2020 reflect results under the incurred loss model. Upon adoption of CECL, the provision for credit losses is the sum of the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption of CECL, the provision for unfunded commitments was included in other non-interest expense.
** Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
*** Business services represents the combined total of commercial and investor real estate loans.

Comparison of second quarter 2020 to first quarter 2020
Credit loss provision for the second quarter totaled $882 million representing a $509 million increase over the first quarter. The provision reflects adverse conditions and significant uncertainty within the economic outlook combined with downgrades in certain portfolios, as well as the impact of $182 million in net charge-offs. Significant uncertainty within the economic outlook includes uncertainty regarding the impact of unemployment as well as the benefits of government stimulus enacted and potential additional stimulus. This quarter's provision also includes $64 million related to the initial allowance for non-credit deteriorated loans acquired as part of the company's equipment finance acquisition. The resulting allowance for credit losses is equal to 2.68 percent of total loans and 395 percent of total non-accrual loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses increases to 2.82 percent(1). Annualized net charge-offs increased to 80 basis points of average loans. The increase reflects charges taken within the energy and restaurant portfolios. Additionally, results include charge-offs from the company's recent equipment finance acquisition. Total non-accrual loans, excluding loans held for sale, decreased 4 basis points to 0.68 percent of total loans. Total delinquencies and troubled debt restructured loans increased 6 percent and 5 percent, respectively. As the company has continued to work with customers through loan deferral or forbearance, existing credit policies remain in effect including downward risk-rating revisions as necessary. This approach, as well as specific downgrades resulting from detailed reviews within the energy, restaurant, hotel and retail portfolios, resulted in a 67 percent increase in business services criticized loans.

Comparison of second quarter 2020 to second quarter 2019
Annualized net charge-offs increased 36 basis points compared with the second quarter of 2019, and the allowance for credit losses as a percent of total loans increased 160 basis points reflecting the adoption of CECL and deterioration in the loan portfolio due to the onset of COVID-19. As a percent of total non-accrual loans, excluding loans held for sale, the allowance for credit losses increased 226 percentage points. Total business services criticized loans increased 99 percent driven primarily by an increase in the energy, restaurant, hotel and retail portfolios. Total delinquencies and total troubled debt restructured loans decreased 5 percent and 11 percent, respectively.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2020	3/31/2020	6/30/2019
Basel III Common Equity Tier 1 ratio(2)	8.9%	9.4%	9.9%
Tier 1 capital ratio(2)	10.4%	10.6%	11.1%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.72%	8.68%	8.53%
Tangible common book value per share (non-GAAP)(1)*	$11.16	$11.67	$10.42
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.

During the second quarter, the Federal Reserve released the results of its Supervisory Stress Test and indicated that Regions exceeded all minimum capital levels under the severely adverse scenario. Regions' preliminary Stress Capital Buffer requirement for the fourth quarter of 2020 through the third quarter of 2021, as determined by the Federal Reserve, is 3.0 percent, representing the amount of capital degradation under the severely adverse scenario, inclusive of four quarters of planned common stock dividends. Regions' robust capital planning process is designed to ensure the efficient use of capital and to support lending activities and focus on appropriate shareholder returns. Regions' Board of Directors will evaluate the common stock dividend at its regularly scheduled meeting in July 2020.

Regions maintains a strong capital position. Estimated capital ratios remain well above current regulatory requirements under the Basel III capital rules. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.4 percent and 8.9 percent, respectively, at quarter-end. The linked-quarter declines in these ratios were driven primarily by this quarter's net loss, the purchase of Ascentium Capital, and growth in risk-weighted assets. The company's issuance of $350 million of preferred equity during the quarter mitigated the decline in Tier 1 capital.

In addition, growth in total deposits has contributed to historically elevated liquidity sources for the company, well above internal risk requirements.

The company declared $149 million in dividends to common shareholders during the second quarter. The company did not repurchase shares in the quarter and as previously announced will temporarily suspend share repurchases through year-end 2020 due to the COVID-19 pandemic.

(1)	Non-GAAP; refer to pages 7, 11, 12, 13, 15, 20, 21, and 24 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, July 17, 2020, at 2 p.m. ET through Monday, August 17, 2020. To listen by telephone, please dial 855-859-2056, and use access code 9063417. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $144 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•	The impact of pandemics, including the COVID-19 pandemic, on our businesses and financial results and conditions.

•
Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

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Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to shareholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to achieve our expense management initiatives.

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Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.

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Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as filed with the SEC.

Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.
Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, are excluded from total loans which is the denominator used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)

•Presentation to investors of company performance